Exhibit 5.1

Dex One Corporation

1001 Winstead Drive

Cary, NC 27513

June 8, 2012

Dex One Corporation

1001 Winstead Drive

Cary, NC 27513

Ladies and Gentlemen:

I have acted as counsel to Dex One Corporation (the “Company”) in connection with the preparation of the Registration Statement on Form S–8 filed today under the Securities Act of 1933, as amended (the “Registration Statement”), covering an aggregate of 100,000 shares of common stock, $0.001 par value per share, of the Company (the “Shares”) which may be issued under (i) that certain Stand-Alone Restricted Stock Award Agreement, dated January 18, 2011, by and between the Company and Atish Banerjea (the “Restricted Stock Agreement”) and (ii) that certain Stand-Alone Nonqualified Stock Option Agreement, dated January 18, 2011, by and between the Company and Atish Banerjea (the “Stock Option Agreement”), in each case, as a result of awards or the exercise of options granted to Atish Banerjea thereunder.

I have examined (i) the Amended and Restated Certificate of Incorporation of the Company, (ii) the Sixth Amended and Restated Bylaws of the Company, (iii) the Restricted Stock Agreement, (iv) the Stock Option Agreement (v) the Registration Statement and (vi) such other records, documents and matters of law, and satisfied myself as to such matters of fact, as I have deemed relevant for purposes of this opinion. In rendering this opinion, I have assumed without investigation that the information supplied to me by the Company and its employees and agents is accurate and complete.

Based upon and subject to the foregoing, I am of the opinion that, assuming (i) the Registration Statement becomes effective under the Securities Act of 1933, as amended and (ii) the Shares will be issued in accordance with the terms of the Restricted Stock Agreement and/or the Stock Option Agreement, as appropriate, and in the manner described in the Registration Statement, the Shares to be issued to Mr. Banerjea under the Restricted Stock Agreement and the Stock Option Agreement will be validly issued, fully paid and non-assessable when so delivered pursuant to and in accordance with the terms and conditions of the Restricted Stock Agreement and/or the Stock Option Agreement, as appropriate.

The opinions expressed herein are limited solely to the General Corporation Law of the State of Delaware. I express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles. I do not find it necessary for purposes of this opinion, and accordingly do not purport herein, to cover the application of the securities or “Blue Sky” laws of the various states to the delivery of the Shares to Mr. Banerjea pursuant to and in accordance with the terms and conditions of the Restricted Stock Agreement and/or the Stock Option Agreement, as appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me included in and made a part of the Registration Statement.

Very truly yours,

/s/ Mark W. Hianik

Mark W. Hianik Senior Vice President, General Counsel and Chief Administrative Officer